CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Announces Fourth Quarter Acquisition Activity

$216 Million in New Investments During the Quarter

New York, New York, January 2, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced today that, in the fourth quarter of 2012, it closed the acquisition of 14 assets, located in nine states with 0.7 million total rentable square feet at a contract purchase price of $216.4 million, exclusive of closing costs. The acquisitions were in line with the Company’s core investment strategy of building a balanced and diversified portfolio of newly constructed, high quality, predominantly private pay healthcare real estate assets focused on three primary asset types: medical office buildings, seniors housing and selected post-acute facilities. The $216.4 million in fourth quarter acquisitions includes $128.0 million of investments which were previously announced.

In addition to the previously announced acquisitions, ARC Healthcare’s fourth quarter acquisitions included six medical office buildings and one post-acute facility, anchored by leading hospital systems and healthcare service providers. Those seven properties total 254,779 square feet and are located in seven different states representing an aggregate purchase price of $88.4 million. Further detail about these seven buildings acquired in the fourth quarter of 2012 is provided below.

Rush-Copley Building II is located in Aurora, Illinois and was purchased for $25.6 million, exclusive of closing costs. The property, which is located on the campus of Rush Copley’s Aurora Hospital, is leased to three tenants, including entities that are affiliated with the Rush University Medical Center Health System.

The Michiana Hematology Oncology Medical Office Building was purchased for $21.7 million, exclusive of closing costs. The property is located adjacent to St. Joseph’s Regional Medical Center in Mishawaka, Indiana and is leased to Michiana Hematology Oncology, PC, which was formed in 1968 and is one of the largest teams of board-certified oncologists in Northern Indiana.

The 16 New Scotland Medical Office Building, purchased for $15.0 million, exclusive of closing costs, is located adjacent to the Albany Medical Center, which is a 484-bed acute care hospital campus located in Albany, New York and one of three tenants that occupy 100% of the property.

North Valley Orthopedic was purchased for $9.0 million, exclusive of closing costs. The ambulatory surgery center is located in Phoenix, Arizona and is leased to North Valley Orthopedic Surgery Center, LLC, a joint-venture between AmSurg Holdings, LLC (“AmSurg”) and twelve independent physicians that practice at the facility. AmSurg, which operates 228 surgery centers nationally, was founded in 1992 to develop, acquire and operate ambulatory surgery centers in partnership with physicians throughout the United States.

The Cancer Center at Metro Village was purchased for $6.2 million, exclusive of closing costs. The property is located in Wyoming, Michigan adjacent to the Metro Health Hospital (“Metro”), which is a 208-bed general acute-care osteopathic teaching hospital. The facility is leased to Metro and operated with their joint-venture partner, the Michigan Health Corporation, a part of the University of Michigan.

Care Meridian La Mesa, a state-of-the-art sub-acute rehabilitation facility which specializes in caring for patients suffering from catastrophic brain and spine injuries, was purchased for $6.0 million, exclusive of closing costs. The property is leased to Care Meridian, LLC, a subsidiary of National Mentor Holdings, Inc., which guarantees the obligations of the tenant.

Blue Ridge Medical Building was purchased for $4.9 million, exclusive of closing costs. The medical office building is leased to Wellmont Health Systems, a not-for-profit, integrated health system with a regional network of hospitals and healthcare facilities serving patients in Northeast Tennessee and Southwest Virginia.

With these most recent acquisitions, the Companies total portfolio is comprised of 50 properties representing an aggregate contract purchase price of $673.0 million.

“We were very active during the quarter, selectively deploying the capital we are successfully raising into high quality healthcare real estate assets,” said American Realty Capital Healthcare Advisors Chief Executive Officer, Thomas P. D’Arcy. Mr. D’Arcy continued, “During 2012, we have invested a total of $508.1 million into 36 properties as we continue to build a balanced and diversified portfolio of healthcare properties fully focused on taking advantage of the dynamic and emerging trends occurring in healthcare today.”

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.